UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2015 (January 14, 2015)

PHYSICIANS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	001-36007 (Commission File Number)	46-2519850 (I.R.S. Employer Identification No.)

735 N. Water Street, Suite 1000 Milwaukee, Wisconsin (Address of principal executive offices)	53202 (Zip Code)

Registrant’s telephone number, including area code: (414) 978-6494

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Information

Prior to January 13, 2015, Physicians Realty Trust (the “Company”) entered into a non-binding letter of intent with The Davis Group and an equity investor working with The Davis Group to acquire a 96% or greater interest in a portfolio of 7 medical office facilities located in the Minneapolis-St. Paul Metropolitan area and one additional medical office facility located in Jamestown, North Dakota. The purchase price for the acquisition of the portfolio of properties is approximately $116.3 million, payable in a combination of cash, common units or proposed new preferred units in the operating partnership of the Company, such relative amounts to be elected and determined by the respective property sellers at or prior to closing of a definitive agreement, plus the assumption of approximately $5.8 million of property-related indebtedness encumbering one of the facilities. The Company’s investment will exceed $100 million. The portfolio is 98% leased and the average age of 7 of the buildings is approximately 2 years, with one other building located on the campus of the Fairview Health System hospital campus in Edina, Minnesota, which was built in 1979. The average lease term of the portfolio is 10 years. The portfolio totals 362,354 rentable square feet, with 49% leased to credit rated health systems, including Allina Health System, Essentia Health West, Fairview Health System, and North Memorial Health Care. Approximately 80% of the portfolio’s rentable square feet is either leased to a credit rated health system or located on the campus of one of the health system’s hospitals. The Company is partnering with The Davis Group, headquartered in Minneapolis, which developed 7 of the 8 facilities, which will retain a minority interest in the joint venture controlled by the Company and which will continue to actively manage and lease the facilities on behalf of the Company. The Closing of each of the transactions under the non-binding letter of intent is subject to the execution of a definitive purchase and sale or contribution agreement and such agreements are expected to be subject to customary conditions to closing.

During the quarterly period ended December 31, 2014, the Company completed six acquisitions of 23 healthcare properties located in 7 states containing an aggregate of 575,519 net leasable square feet for an aggregate of approximately $96.2 million as summarized below.

Property(1)	Location	Acquisition Date	Square Footage	Purchase Price (in thousands)	% Leased(2)
PinnacleHealth Portfolio 5 MOBs	Harrisburg, PA	10/29/2014	117,765	$23,100	96.5%
Columbus Regional Hospital System Portfolio 12 MOBs	Columbus, GA; Phenix City, AL	11/20/2014	273,396	$27,997	88.0%
Middletown Medical 2 MOBs	Middletown, NY	11/26/2014	35,426	$14,399	100.0%
Danville on Fairchild	Danville, IL	11/26/2014	46,663	$10,300	100.0%
Napolean Medical Building MOB	New Orleans, LA	12/18/2014	65,775	$10,500	89.0%
West Tennessee Bone & Joint 1 MOB 1 ASC	Jackson, TN	12/30/2014	36,494	$9,936	100.0%

Total			575,519	$96,232	92.3%

(1) “MOB” means medical office building and “ASC” means ambulatory surgical center.

(2)  Weighted average based on square footage.

Also during the quarterly period ended December 31, 2014, the Company made an $8.6 million term loan to fund the renovations and additions of two re-purposed buildings in Jacksonville, Florida. Upon completion of the expansion and renovations, the properties will be approximately 40,000 square feet in the aggregate. Upon completion of the construction of the buildings and them becoming fully occupied, which we expect to occur in the second half of 2015, the Company has the option to purchase the buildings. The term loan accrues interest at a rate of 9%, which will be credited to the purchase price if the Company exercises its option. The medical office building is 38,000 square feet and the purchase price is approximately $10 million. The building is 100% occupied.

All of the investments made during the quarterly period ended December 31, 2014 utilized proceeds from the Company’s September 2014 follow-on public offering, proceeds from the Company’s ATM program and borrowings under the Company’s unsecured credit facility.

A copy of the Company’s press release announcing the transactions discussed in this 8-K is furnished as Exhibit 99.1 to this report.

Item 9.01       Financial Statement and Exhibits

(d) 99.1 Press Release, dated January 14, 2015, issued by Physicians Realty Trust

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 14, 2015	PHYSICIANS REALTY TRUST

	By:	/s/ John T. Thomas
John T. Thomas
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 14, 2015, issued by Physicians Realty Trust